                           ALL STAR GAS CORPORATION
                  (formerly known as Empire Gas Corporation)

                               Offer to Exchange


                       11% Senior Secured Notes due 2003
                          for All of its Outstanding
                     12 7/8% Senior Secured Notes due 2000

 ---------------------------------------------------------------------------
 THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
    CITY TIME, ON DECEMBER 1, 2000, UNLESS EXTENDED (THE "EXPIRATION DATE").
 ----------------------------------------------------------------------------


     All Star Gas Corporation ("All Star" or the "Company"), a Missouri corporation, hereby offers, upon the terms and subject to the conditions set forth in this Offering Circular (the "Offering Circular") and in the accompanying Letter of Transmittal (the "Letter of Transmittal" which, together with the Offering Circular, constitutes the "Exchange Offer"), to exchange an aggregate principal amount of $50,880,000 of its 11% Senior Secured Notes due 2003 (the "New Notes" or the "Offer Consideration") for a like principal amount of its issued and outstanding 12 7/8% Senior Secured Notes due 2000 (the "Old Notes" or the "Notes") from the registered holders (individually, a "Holder" and collectively, the "Holders") thereof. The terms of the New Notes are discussed in "Offering Circular Summary-Comparison of Old Notes and New Notes" and "Description of New Notes." The New Notes will evidence the same class of debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, an Indenture (the "New Indenture"), which the Company and State Street Bank and Trust Company, as trustee (the "New Trustee") intend to execute on or before the issuance of the New Notes. The Old Notes were issued pursuant to, and are entitled to the benefits of, an Indenture, as amended (the "Old Indenture"), dated as of June 29, 1994, between the Company and State Street Bank and Trust Company (formerly known as Shawmut Bank Connecticut, National Association, a National Banking Association) as trustee (the "Old Trustee"; the Old Trustee and the New Trustee, sometimes referred to as the "Trustee").

     The Company's obligation to accept for exchange Old Notes validly tendered pursuant to the Exchange Offer is subject to certain conditions, including, without limitation, (i) the tender of 100% of the aggregate principal amount of the Old Notes outstanding and not owned by All Star and its affiliates (the "Minimum Tender Condition") and (ii) satisfaction of the General Conditions (as defined below). See "The Exchange Offer-Conditions to the Exchange Offer."

     The Company will accept for exchange all Old Notes validly tendered and not withdrawn prior to the Expiration Date. See "The Exchange Offer-Procedures for Tendering Old Notes."

     The New Notes will constitute senior secured obligations of the Company and rank pari passu with any existing and permitted future secured and senior indebtedness of the Company.

See "Risk Factors" for a discussion of certain factors that should be considered in evaluating the Exchange Offer.

     THE OFFER OF THE SECURITIES CONTEMPLATED IN THE EXCHANGE OFFER IS MADE PURSUANT TO THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), PROVIDED BY
SECTION 3(a) (9) THEREOF AND, ACCORDINGLY, THE OFFER OF SUCH SECURITIES HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION.

     THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Company has suffered recurring losses from operations and has net working capital and stockholders' equity deficiencies. On May 31, 2000, pursuant to an Offer to Purchase and Consent Solicitation described herein under "The Company," the Company purchased and retired a portion of the Old Notes at a discounted price of $786 per $1,000 principal amount. The purchase price of this portion of Old Notes was funded from proceeds of the sale of approximately 39% of the Company's total assets. On July 31, 2000 the entire outstanding principal amount of $50,880,000 of the Old Notes became due. All Star did not have the available funds or other sources of financing to enable it to pay such amount on July 31, 2000 and is in default with respect to the outstanding principal amount of the Old Notes and accrued and unpaid interest from January 1, 2000. All Star has also outstanding, $9,729,000 principal amount of its 9% Subordinated Debentures due 2007 (the "Subordinated Indebtedness"). As a consequence of the default under the Old Notes and pursuant to the terms of the Indenture to which the Subordinated Indebtedness is subject, All Star was prohibited from making the interest payment on July 31, 2000 for interest due on June 30, 2000 (after utilizing the permitted grace period). Accordingly, All Star is also in default under its Subordinated Indebtedness. All Star currently has outstanding an offer to exchange the Subordinated Indebtedness for a new issue of 9% Accruing Subordinated Debentures due 2007.

     The New Notes will bear interest at the rate of 11% per annum beginning August 1, 2000 and payable semiannually as of each June 30 and December 30. Holders exchanging Old Notes for New Notes will not receive a cash interest payment for the interest accrued through July 31, 2000 in respect of the Old Notes exchanged.

     The purpose of the Exchange Offer is to increase the Company's short term flexibility by relieving it of its immediate requirement to pay the outstanding principal amount of the Old Notes and by reducing the Company's annual cash interest payment requirements. The Company believes that the terms of the New Notes will be more beneficial to it over the short term.

     Based on an interpretation by the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the "Commission"), the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any Holder thereof without compliance with the registration requirements of the Securities Act.

     The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer and, to the best of the Company's information and belief, each person participating in the Exchange Offer is acquiring the New Notes in the ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Notes.

     The Company has made no arrangements for and has no understanding with any dealer, salesman or other person regarding the solicitation of tenders hereunder, and no person has been authorized by the Company to give any information or to make any representations in connection with the Exchange Offer other than those contained or incorporated by reference in this Offering Circular and, if given or made, such other information or representation must not be relied upon as having been authorized. Neither the delivery of this Offering Circular nor the exchange of New Notes for Old Notes shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

     The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to bear the expenses of the Exchange Offer.

     The Exchange Agent (as defined herein) and The Depository Trust Company ("DTC") have confirmed that the Exchange Offer is eligible for the DTC Automated Tender Offer Program ("ATOP"). Accordingly, DTC participants may electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer Old Notes to the Exchange Agent in accordance with DTC's ATOP procedures for such a transfer. DTC will then send an Agent's Message (as defined herein) to the Exchange Agent.

     NONE OF THE COMPANY, THE BOARD OF DIRECTORS OF THE COMPANY, EXECUTIVE OFFICERS OF THE COMPANY, OR THE EXCHANGE AGENT MAKES ANY RECOMMENDATION TO HOLDERS OF THE OLD NOTES AS TO WHETHER TO EXCHANGE OR REFRAIN FROM EXCHANGING THEIR OLD NOTES. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO EXCHANGE OLD NOTES PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF OLD NOTES TO EXCHANGE.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT TENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

            The date of this Offering Circular is November 2, 2000.

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Exchange Act, and, in accordance therewith, files reports, statements and other information with the Commission. Such reports, statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company has instructed the Exchange Agent not to solicit exchanges in connection with the Exchange Offer or to make any recommendation with respect to acceptance or rejection of the Exchange Offer. Solicitations will be made solely by employees of the Company. The Exchange Agent will answer any questions from Holders of the Old Notes with respect to the Exchange Offer solely by reference to the terms of this Offering Circular, and Holders may contact the Exchange Agent at the addresses and telephone numbers listed below. Holders of the Old Notes who have any questions regarding the mechanics of the Exchange Offer should contact the Exchange Agent. In addition, all questions with respect to the Exchange Offer may be directed to the Company (Attn:
Valeria Schall, telephone number (417) 532-3103).


                                Exchange Agent:

                      State Street Bank and Trust Company
                 By Hand, Registered Mail or Overnight Carrier:
                      State Street Bank and Trust Company
                           Corporate Trust Department
                        2 Avenue de Lafayette, 5th Floor
                                Boston, MA 02111
                           Attention: Meaghan Haight


                             Confirm by Telephone:
                                 (860) 244-1849

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by the Company with the Commission (Commission File No. 033-53343) pursuant to the Exchange Act and are incorporated herein by reference and made a part hereof: (1) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000; (2) the Company's Quarterly Report on Form 10-Q for the quarters ended September 30, 1999, December 31, 1999 and March 31, 2000; and (3) the Company's Current Reports on Form 8-K dated July 15, 1999, January 14, 2000, February 25, 2000, March 3, 2000, March 23, 2000, April 14, 2000, April 20, 2000, May 5, 2000, May
12, 2000, May 23, 2000, May 30, 2000, June 30, 2000, July 31, 2000, August 31,
2000, September 29, 2000 and October 30, 2000.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on and subsequent to the date of this Offering Circular and prior to the Expiration Date are deemed to be incorporated by reference herein and shall be a part hereof from their respective filing dates. Information contained in this Offering Circular modifies or supersedes similar information contained in the documents incorporated by reference above. Further, information contained in any subsequently filed document, which is deemed to be incorporated by reference in this Offering Circular, will modify and supersede similar information contained in this Offering Circular or any of the documents incorporated by reference above.

     The Company will provide, without charge, to each person to whom a copy of this Offering Circular is delivered, upon written or oral request, a copy of any and all of the documents incorporated by reference in this Offering Circular, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Offering Circular incorporates. Requests for copies of such documents should be directed to All Star Gas Corporation, 119 West Commercial Street, P.O. Box 303, Lebanon, MO 65536, telephone number (417) 532-3103.

                           OFFERING CIRCULAR SUMMARY


     The following summary is qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference in this Offering Circular. See "Risk Factors" for a discussion of certain factors that should be considered in connection with the Exchange Offer and the New Notes offered hereby.

                                  The Company



     The Company was founded in 1963 and through its subsidiaries has been in operation for over 36 years. The Company is engaged primarily in (a) the retail marketing of propane to residential, agricultural, and commercial customers,
(b) the retail marketing of propane-related appliances, supplies, and equipment, and (c) the renting of consumer propane storage tanks to residential and commercial customers under various brand names, including All Star and the names of numerous predecessors.


     The principal executive offices of the Company are located at 119 West Commercial Street, P.O. Box 303, Lebanon, MO 65536. Its telephone number is
(417) 532-3103.


                  The Exchange Offer and Consent Solicitation


The Exchange Offer:     Pursuant to the Exchange Offer, the Company is offering to any Holder to exchange, for all of its Old Notes, an equal principal amount of newly issued New Notes.
General:                The New Notes will be secured obligations of the Company, will mature on
                        June 30, 2003, and will bear interest from August 1, 2000 at the rate of eleven percent per year, payable semiannualy. Principal, interest and premium, if any, will be payable at the office of the Trustee in the City of
                        New York, State of New York, and the New Notes may be presented for registration of transfer or exchange at such office as provided in the New
                        Indenture. The New Notes will be issued only in fully registered form in denominations of $1,000 and integral multiples thereof. The New Notes will not be convertible.
Seniority of Notes:     The payment of the principal of, premium, if any, and interest on the New
                        Notes is senior in right of payment, to the extent set forth in the New
                        Indenture, to the prior payment in full of all existing and future
                        Subordinated Indebtedness of the Company, as that term is defined in the
                        New Indenture. Upon any distribution of the assets of the Company or upon any dissolution, winding up, liquidation, or reorganization of the
                        Company, the holders of the New Notes will be entitled to receive payment in full before holders of the Subordinated Indebtedness are entitled to receive any payment. See "Description of New Notes" for the definition of
                        Subordinated Indebtedness.
Optional Redemption:    The New Notes will be redeemable, at the Company's option, in whole or in part, on not less than 30 days' nor more than 60 days' prior notice given by first-class mail as provided in the New Indenture, on any date prior to maturity, at specified redemption prices plus accrued interest thereon to the redemption date. See "Description of New Notes -- Optional
                        Redemption" for a discussion of redemption prices.

Modification of Indenture:    Without the consent of the holders of the New Notes, the Company, the
                              Subsidiary Guarantors and the Trustee may amend or supplement the
                              New Indenture, the Security Documents or the New Notes: (a) to cure any ambiguity, omission, defect or inconsistency; (b) to comply with Article IV of the New Indenture relating to a Consolidation, Merger or Sale of the
                              Company; (c) to provide for uncertificated New Notes in addition to the certificated New Notes; (d) to add additional guarantees with respect to the New Notes or to secure the New Notes; (e) to add to the covenants of the Company for the benefit of the holders of the New Notes or to surrender any right or power herein conferred upon the Company; (f) to comply with the requirements of the Commission in connection with qualifications of the New Indenture under the Trust Indenture Act of 1939, as amended; (g) to make any change that does not adversely affect the rights of any holder of the New Notes; (h) to provide for certain amendments to the Security Documents expressly called for therein and to add Collateral thereto, as defined therein; (i) to increase the aggregate principal amount at maturity of New Notes that may be issued by the
                              Company pursuant to the New Indenture.

                              Otherwise, the Company, the Subsidiary Guarantors and the Trustee may
                              amend or supplement the New Indenture, the Security Documents or the
                              New Notes with the written consent of the holders of a majority in principal amount of the New Notes. However, without the consent of each holder of the New Notes affected, an amendment or supplement may not (i) reduce the principal amount of New Notes the holders of which must consent to an amendment or supplement; (ii) reduce the rate of or change the time for payment of interest on any New Note; (iii) reduce the principal of or change the Stated Maturity, as defined in the New Notes; (iv) reduce the premium payable upon the redemption of any of the New Notes or change the time at which any of the New Notes may or shall be redeemed in accordance with the New Indenture; (v) make any of the New Notes payable in currency or consideration other than that stated in the New
                              Notes; (vi) make any change in Section 5.4, 5.7 or 8.2 (second sentence)
                              of the New Indenture; (vii) directly or indirectly release liens on all or substantially all of the Collateral, as defined in the New Indenture; or (viii)
                              modify or affect in any manner adverse to the holders of the New Notes the terms and conditions of the obligation of any Guarantor, as defined therein, for the due and punctual payment of the principal or, premium, if any, or interest on the New Notes.

Default and Certain           An "Event of Default" will be defined in the New Indenture as a default in
Rights on Default:            payment of principal at maturity, upon redemption, by declaration or otherwise; a default for 30 days in payment of any interest that is due and payable; a default for 30 days after notice of performance in any material respect of any other covenant in the New Indenture or New Notes; or
                              certain other events and events of bankruptcy, insolvency, receivership or reorganization.

                              The New Indenture will provide that, if an Event of Default shall have happened and be continuing, either the Trustee or the holders of 25 percent in principal amount of the New Notes then outstanding may declare the principal of all the New Notes to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal, interest or premium, if any, on the New Notes and except a default in respect of a covenant or provisions of the New Indenture which may not be amended without the consent of the holder of each then outstanding New Note affected) may be waived by the holders of a majority in principal amount of the New Notes then outstanding.

Concerning the Trustee:       State Street Bank and Trust Company will be the Trustee under the New
                              Indenture and is the Trustee under the Old Indenture.

Interest Payable              The New Notes will bear interest at the rate of 11% per annum payable semiannually on each June 30 and December 30 from August 1, 2000.
                              Holders exchanging Old Notes for New Notes will not receive a cash interest payment for the interest accrued through July 31, 2000 in respect of the Old Notes exchanged.

Old Notes Outstanding:        As of the date hereof, $50,880,000 aggregate principal amount of Old
                              Notes are outstanding.

CUSIP Number:                 The CUSIP Number of the Old Notes is 291714AC7.
Conditions to the             Consummation of the Exchange Offer is conditioned upon certain
Exchange Offer:               conditions described herein. The Company may, in its sole discretion, waive any condition with respect to the Exchange Offer and accept for exchange any Old Notes tendered. See "The Exchange Offer--Conditions to the Exchange Offer."

Expiration and Extensions:    The Exchange Offer will expire at 5:00 p.m., New York City time, on
                              December 1, 2000, or at such later time and date to which the Exchange
                              Offer may be extended by the Company in accordance with the procedures described herein. See "The Exchange Offer--Expiration Date;
                              Extensions; Termination; Amendments."

Certain U.S. Federal          The exchange of Old Notes pursuant to the Exchange Offer will constitute
Income Tax Consequences:      a taxable exchange for U.S. federal income tax purposes. Whether a
                              Holder of Old Notes that receives New Notes pursuant to the Exchange
                              Offer will recognize gain or loss upon the exchange of Old Notes for New
                              Notes will depend upon whether the amount realized on the exchange is greater or less than the Holder's adjusted basis in the Old Notes. In addition to the 11% stated interest, which will be includible in a Holder's taxable income in accordance with the Holder's method of accounting, the
                              New Notes will bear original issue discount, which will be includible in a
                              Holder's taxable income as accrued regardless of the Holder's method of accounting. See "Certain U.S. Federal Income Tax Consequences."

Certain Consequences of       In deciding whether to participate in the Exchange Offer, each Holder
the Exchange Offer:           should consider carefully, in addition to the other information contained in this Offering Circular, the information set forth under the captions
                              "Description of New Notes" and "Risk Factors."

Tender of Old Notes:          To tender Old Notes, Holders must deliver their Old Notes together with a properly completed and duly executed Letter of Transmittal to the
                              Exchange Agent or follow the procedures for book-entry transfer. If Old
                              Notes are held by a broker, dealer, commercial bank, trust company or other nominee (individually, a "Custodian" and collectively, the
                              "Custodians"), the beneficial owner thereof should instruct such Custodian to tender such Old Notes on their behalf. All tenders must be made on or prior to the Expiration Date. See "The Exchange Offer--Procedures for
                              Tendering Old Notes."

                              New Notes will be delivered either in book-entry form through DTC or by
                              Holders who elect to take physical delivery of their certificates instead.
                              See "The Exchange Offer--Proper Execution and Delivery of Letter of
                              Transmittal."

Guaranteed Delivery:          Holders of Old Notes who wish to tender their Old Notes and who cannot deliver their Old Notes or the Letter of Transmittal to the Exchange Agent,
                              prior to the Expiration Date, or cannot complete procedures for book-entry transfer on a timely basis, must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--
                              Guaranteed Delivery Procedures."

Acceptance of Old Notes       Subject to satisfaction or waiver of the conditions to the Exchange Offer,
and Delivery of New Notes:    the Company will exchange all Old Notes that are properly tendered and not withdrawn prior to the Expiration Date. New Notes will be delivered as soon as practicable following the Expiration Date (the "Exchange Date").
                              See "The Exchange Offer--Acceptance of Old Notes Tendered for
                              Exchange; Delivery of New Notes."

Withdrawal Rights:            Tenders of Old Notes may be withdrawn at any time prior to the Expiration
                              Date. Withdrawal of tendered Old Notes will be deemed a rejection of the
                              Exchange Offer. See "The Exchange Offer--Withdrawal Rights."

Registration of New Notes:    The New Notes will be registered under the Exchange Act. However, the
                              Company does not intend to list the New Notes on any Stock Exchange.
                              As a result there may be a very limited or no trading market for the New
                              Notes.

                                                 The New Notes

Issuer:                       All Star Gas Corporation.

Indenture:                    The New Notes will be issued under the New Indenture.

Maturity:                     June 30, 2003

Interest:                     The New Notes will bear interest each June 30 and December 30, commencing August 1, 2000.

Ranking:                      The New Notes will be secured obligations of the Company and will rank pari passu with any existing and permitted future secured and senior indebtedness of the Company.

Form:                         The New Notes will be available in book-entry form through DTC or in registered certificated form for those Holders who elect to take physical delivery. See "Exchange Offer--Acceptance of Old Notes Tendered for
                              Exchange; Delivery of Old Notes"; and "Certificated Notes."

Optional Redemption:          The Company, at its option, may redeem the New Notes at any time, in whole or from time to time in part, until maturity, upon not less than 30 nor more than 60 days' notice, at the followng redemption prices (expressed as percentages of the principal amount of the New Notes being redeemed) plus accrued and unpaid interest thereon to the redemption date:
                                   On or prior to       Redemption Percentage
                                   --------------       ---------------------
                              February 28, 2001                83.97%
                              June 30, 2001                    87.18%
                              December 31, 2001                90.38%
                              June 30, 2002                    93.59%
                              December 31, 2002                96.79%
                              June 30, 2003                   100.00%

Use of Proceeds:              The New Notes will be issued only in exchange for the Old Notes. The
                              Company will not receive any cash proceeds from the issuance of the
                              New Notes.

Listing or Registration:      The New Notes will be registered under the Exchange Act. However, the
                              Company does not intend to list the New Notes on any Stock Exchange.
                              As a result there may be a very limited or no trading market for the New
                              Notes.

                     Comparison of Old Notes and New Notes


     The following is a brief comparison of the principal features of the Old Notes and the New Notes. The following descriptions are brief summaries, do not purport to be complete and are qualified in their entirety by reference, with respect to the Old Notes, to the Old Notes and the Old Indenture and, with respect to the New Notes, to the New Notes and the New Indenture. For further information regarding the New Notes and for definitions of capitalized terms used with respect to the New Notes but not otherwise defined herein, see "Description of New Notes."

                             OLD NOTES                             NEW NOTES
                             -----------------------------------   ------------------------------------
Obligor:                     All Star Gas Corporation              All Star Gas Corporation

Trustee:                     State Street Bank and Trust           State Street Bank and Trust
                             Company                               Company
Aggregate Principal          $50,880,000                           $50,880,000
Amount:

Maturity:                    July 31, 2000                         June 30, 2003

Interest Rate:               12 7/8% per annum                     11% per annum

Interest Payment/Accrual     payments June 30 and                  payments June 30 and
Dates:                       December 31 annually                  December 30 annually

Ranking:                     The Old Notes are secured             Except for certain purchase
                             obligations of the Company,           money secured equipment
                             and rank pari passu with all          financing and lease obligations
                             existing and future secured and       of the Company incurred in the
                             senior indebtedness of the            ordinary course of its business,
                             Company.                              the New Notes will be secured
                                                                   obligations of the Company,
                                                                   and rank pari passu with all
                                                                   existing and future secured and
                                                                   senior indebtedness of the
                                                                   Company.

Optional Redemption:         The Company was permitted             The Company, may, at its
                             pursuant to the terms of the Old      option, redeem the New Notes
                             Notes and the Old Indenture to        at any time, in whole or from to
                             redeem the remaining principal        time in part, until maturity, upon
                             amount of the Old Notes               not less than 30 nor more than
                             outstanding at $786 per $1,000        60 days' notice, at a
                             principal without any accrual of      redemption price equal to a
                             interest by July 31, 2000.            percentage of the principal
                                                                   amount of the New Notes being
                                                                   redeemed (the "Redemption
                                                                   Percentage") plus accrued and
                                                                   unpaid interest thereon to the
                                                                   redemption date. For a more
                                                                   detailed description of the
                                                                   Redemption Percentage, see
                                                                   "Offering Circular Summary --
                                                                   The New Notes."

Sinking Fund:                None.                                 None.

                       OLD NOTES                             NEW NOTES
                       ------------------------------------- ------------------------------------
Security:              The Old Notes are secured by          The New Notes will be secured
                       a pledge of the outstanding           by a pledge of certain
                       shares of stock of certain            outstanding shares of stock of
                       subsidiaries of the Company           the Company and all of the
                       and a lien on certain tangible        outstanding shares of stock of
                       and intangible assets of All Star     certain subsidiaries of the
                       Gas Inc. of Colorado.                 Company. The New Notes will
                                                             also be secured by a lien on
                                                             certain tangible and intangible
                                                             assets of All Star Gas Inc. of
                                                             Colorado and the right to obtain
                                                             a lien on certain of the
                                                             remaining current and future
                                                             assets of the Company and its
                                                             subsidiaries.

Change of Control:     In the event of a Change of           In the event of a Change of
                       Control, as defined in the Old        Control, as defined in the New
                       Indenture, the Company shall          Indenture, the Company shall
                       make an offer to purchase the         make an offer to purchase the
                       Old Notes then outstanding at a       New Notes then outstanding at
                       purchase price equal to a             a purchase price equal to the
                       percentage of the principal           Redemption Percentage plus
                       amount of the Old Notes then          accrued and unpaid interest
                       outstanding plus accrued and          thereon to the purchase date.
                       unpaid interest thereon to the        For a more detailed description
                       purchase date.                        of the Redemption Percentage,
                                                             see "Offering Circular Summary
                                                             -- The New Notes."

Registration:          The Old Notes are registered          The New Notes will be
                       under the Exchange Act.               registered under the Exchange
                                                             Act.

                                 RISK FACTORS

     In deciding whether to participate in the Exchange Offer, each Holder should consider carefully, in addition to the other information contained in the Offering Circular, the factors listed below.


History of Losses; Repayment of New Notes Uncertain

     The Company has suffered losses from operations in various periods since its inception and has a net working capital deficiency of $80,513,000 and a stockholders' equity deficiency of $45,919,000 as of June 30, 2000. Ignoring gains on sales of assets the Company expects to operate at a net loss at least through fiscal year 2001 and possibly in subsequent years. The Company can give no assurance that it will achieve profitability in 2001 or in any subsequent year or that it will have sufficient cash on hand or available from liquidation of assets, or that other sources of funding will be available, to pay interest on the New Notes on the interest payment dates or principal on the New Notes at maturity.


Tax Liability for Fiscal Year Ending June 30, 2000; Payment of Interest
Uncertain

     Pursuant to the Offer to Purchase and Consent Solicitation Statement dated March 22, 2000, as amended, supplemented and modified, the Company purchased, for a purchase price of $60,000,000, sixty percent or $76,320,000 principal amount of the Old Notes outstanding on May 30, 2000. The purchase price of $60,000,000 was funded through the sale of certain of the Company's assets. Accordingly, in connection with such sales the Company incurred a federal tax liability estimated to be approximately $9.7 million for the fiscal year ending June 30, 2000. The Company will not have cash or alternative financing available to pay such tax liability which may impede the Company's ability to make the interest payment on the New Notes due December 30, 2000 and all subsequent interest payments.

     The Company's federal income tax return was filed on September 15, 2000, and the return reported a tax due of approximately $9.7 million all of which was unpaid. The Company is engaged in negotiations with the Internal Revenue Service to pay such liability over a period of four to five years. There can be no assurance that the Internal Revenue Service will agree to such payment terms. The Internal Revenue Service may file a federal tax lien to protect its position, and such a filing may impair the ability of the Company to borrow money with which to finance its operations. The Internal Revenue Service can resort to levying upon property of the Company. Although the Company is endeavoring to negotiate viable payment terms with the Internal Revenue Service, there can be no assurance that the Internal Revenue Service would restrain itself from filing a federal tax lien or other collection measures. Collection measures by the Internal Revenue Service may impede the Company's ability to make interest payments on the New Notes due December 30, 2000 and all subsequent interest payments.

Interest Payable and Remedies Under Subordinated Indebtedness

     The Company currently has outstanding $9,729,000 principal amount of its 9% Subordinated Debentures due 2007 (the "Subordinated Indebtedness"). Pursuant to the terms of the Subordinated Indebtedness, a semiannual interest payment due June 30, 2000 was not paid following the 30 day grace period permitted by the indenture related to the Subordinated Indebtedness. According to the Offer to Exchange and the Consent Solicitation dated June 30, 2000, as supplemented on July 31, 2000, the Company is offering to exchange its new 9% Accruing Subordinated Debentures due 2007 (the "Accruing Subordinated Indebtedness") for up to all of the outstanding principal amount of Subordinated Indebtedness. Interest on the Accruing Subordinated Indebtedness would accrue semiannually, payable at maturity; accordingly, such exchange would relieve the Company of the obligation to pay interest on the Subordinated Indebtedness semiannually. If the exchange offer for the Subordinated Indebtedness is not accepted by all of the holders of Subordinated Indebtedness, the Company will be required to continue to pay interest to such non-tendering holders semiannually and to pay all accrued interest payable as of July 31, 2000 with respect to such non-tendering holders. In the event that the Company fails to make any interest payment otherwise payable pursuant to the Subordinated Indebtedness, the trustee and the holders of such Subordinated Indebtedness may choose to pursue any and all remedies contained in the indenture or at law relating to such Subordinated Indebtedness.

Failure to Tender of 100% Principal Amount of the Old Notes; Holder Remedies

     As a condition to the consummation of the Exchange Offer, the Holders must tender 100% of the aggregate principal amount of the Old Notes outstanding. There can be no assurances that the Holders will tender 100% of the aggregate principal amount of the outstanding Old Notes. If the Exchange Offer is not consummated, the terms of the Old Notes and the Old Indenture will continue to apply. If the Holders of the Old Notes accelerate the Company's obligations under the Old Notes, such events would have a material adverse effect on the Company's liquidity and financial position. Under such circumstances, the Company's financial position would necessitate the development of an alternative financial structure. Considering the limited financial resources and the existence of certain defaults, there can be no assurance that the Company would succeed in formulating and consummating an acceptable alternative financial structure. In addition, in light of the Company's current financial condition and the existence of certain defaults, the Company may need to seek protection under the federal bankruptcy laws.

Acceptance of Exchange Offer; Release of Any and All Claims Against All Star

     By tendering Old Notes in the Exchange Offer, a Holder will be deemed to have released and waived any and all claims it, its successors and its assigns have or may have had against All Star, its subsidiaries, its affiliates and its stockholders, and/or the directors, officers, employees, attorneys, accountants, advisors, agents and representatives, in each case whether current or former, of All Star, its subsidiaries, its affiliates and its stockholders, arising from, related to, or in connection with, a Holder's acquisition or ownership of the Old Notes, whether those claims arise under federal or state securities laws or otherwise. Since it is not possible to estimate the likelihood of success in pursuing these legal claims or the magnitude of any recovery to which a Holder ultimately might be entitled, it is possible that the consideration a Holder receives in the Exchange Offer will have a value less than the value of the legal claims the Holder is relinquishing. Moreover, former Holders who have already sold their Old Notes will continue to have the right to prosecute their claims against All Star. These claims, if successful, may result in one or more material judgments against All Star, the payment of which could impair its ability to meet its obligations under the New Notes.


Security Interests

     The Old Notes are secured with a pledge of the outstanding shares of stock of certain subsidiaries of the Company and certain tangible and intangible assets of All Star Gas Inc. of Colorado. By contrast, the New Notes will be secured with the same security as the Old Notes and, in addition, the pledge of certain outstanding shares of stock of the Company and at the request of the Holders, all of the current and future assets of the Company and its subsidiaries. This means that, although the Old Notes are secured obligations of the Company and, except for certain purchase money secured equipment financing and lease obligations of the Company incurred in the ordinary course of its business, rank pari passu with all existing and future secured and senior indebtedness of the Company, the dollar value of assets securing the Old Notes may be less than the dollar value of assets intended to secure the New Notes. Notwithstanding the increased value of assets securing the New Notes, there can be no assurances that the assets of the Company would be sufficient upon liquidation to repay senior secured lenders, if any, or the holders of the New Notes.


No Public Trading Market

     No active trading market currently exists for the New Notes, and none may develop. The New Notes will not be listed on any securities exchange. The trading price of the New Notes may depend upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the Company's financial condition, performance and prospects. If an active trading market does not develop, you may not be able to resell your New Notes at their fair market value or at all.


Preference Provisions Of Federal Or State Insolvency Laws

     If the Company or one of its subsidiaries that guarantees the New Notes were to file a petition, or become a debtor in an involuntary proceeding, under the United States Bankruptcy Code within 90 days after the consummation of the Exchange Offer, then the granting of liens on the assets of the entity that filed the bankruptcy petition to secure the New Notes could be challenged as a voidable preference under the Bankruptcy Code. In addition, if any of the exchanging noteholders were determined to be an "insider", as that term is defined in the Bankruptcy Code, on the date the Exchange Offer is consummated, then the applicable period in which the filing of a bankruptcy petition could lead to the assertion of a preference claim with respect to the exchange offer would be one year rather than 90 days. "Insider" is defined under the Bankruptcy Code to include, in the case of a corporation,

     o officers,

     o directors,

     o partnerships in which the debtor is a general partner,

     o general partners of the debtor,

     o relatives of officers, directors or general partners or persons in control of the debtor

     o persons in control of the corporation and

     o an affiliate, or insider of an affiliate, as if the affiliate were the debtor.

     The liens that the bankrupt entity had granted could be voided if

     o The liens were granted within the applicable reachback period to secure preexisting debt,

     o the liens were granted to or for the benefit of a creditor,

     o the bankrupt entity was insolvent at the time it granted the liens,

     o the liens would enable the exchanging noteholders to receive more in a liquidation of the bankrupt entity than they would have received in the absence of the transaction and

     o no defense applies.

     The Bankruptcy Codes creates a rebuttable presumption that a bankrupt entity was insolvent during the 90 days preceding its bankruptcy filing. Applicable defenses include the exchange of "new value" for the granting of the liens. The Bankruptcy Code defines "new value" to include the extension of new credit, but it does not include an obligation substituted for an existing obligation. If a bankrupt entity's granting of liens were found to be a voidable preference, the liens that entity granted would be set aside and the obligations of that entity under the indenture governing the new notes would become unsecured obligations of that entity. Voiding of the liens the bankrupt entity granted would not affect the liens that any other entity had granted.

Interest Accrual In The Event Of A Bankruptcy Proceeding Involving The Company

     In the event of a bankruptcy proceeding involving the Company, interest on debts owed by the Company will continue to accrue subsequent to the date of the bankruptcy filing to the extent that such debts are fully secured (i.e. to the extent the value of collateral exceeds the allowed claims secured thereby). Since the New Notes may be secured with substantially all of the current and future assets of the Company (which should be valued higher than collateral securing the Old Notes), it is more likely, if so secured, that interest could continue to accrue on the New Notes after the date of a bankruptcy filing than with respect to the Old Notes.

Fraudulent Conveyance Considerations

     The transfer of assets, the incurrence of indebtedness, or the grant of security interests by the Company and the incurrence of the indebtedness in the Exchange Offer could be subject to review under relevant federal and state fraudulent conveyance statutes ("Fraudulent Conveyance Statutes") in a bankruptcy case or lawsuit brought by or on behalf of the unpaid creditors of the Company. Under such Fraudulent Conveyance Statutes, a transaction (i.e. the indebtedness as well as liens granted) may be challenged (up to one year after the closing under Section 548 of the Bankruptcy Code and up to 4 years if the transaction is challenged under the Uniform Fraudulent Transfer Act), if it was effected for the purpose of delaying, hindering or defrauding creditors or the Company received less than reasonably equivalent value at a time when the debtor was, or as a result of which the debtor became, insolvent, inadequately capitalized, or expected to be unable to pay its debts when due. A court reaching such a conclusion with respect to the Company's issuance of New Notes in the Exchange Offer could void the issuance transaction (and any liens granted in connection therewith) or subordinate the New Notes to preexisting and future indebtedness of the Company (in addition to any senior indebtedness to which such securities are or will be expressly subordinated) or take other action detrimental to the holders of such securities.

Demand for Propane

     The Company's ability to make the interest payment on the New Notes due December 30, 2000, is highly dependent upon the demand for propane, which demand has decreased over the past few years as a result of warm winters in the northeastern United States. The Company believes that the occurrence of a cold winter in late 2000 and early 2001 will improve the Company's results of operations and thereby enhance the Company's ability to generate cash flows necessary to make interest payments required under the New Notes. There can be no assurances that the upcoming winter in late 2000 and early 2001 will be any colder than such winters in recent past, and that the Company will be able to pay interest on the New Notes on December 30, 2000, or on any subsequent interest payment date or principal on the New Notes at maturity.


                                  THE COMPANY

     The Company was founded in 1963 and through its subsidiaries has been in operation for over 36 years. The Company is engaged primarily in (a) the retail marketing of propane to residential, agricultural, and commercial customers,
(b) the retail marketing of propane-related appliances, supplies, and equipment, and (c) the renting of consumer propane storage tanks to residential and commercial customers under various brand names, including All Star and the names of numerous predecessors. During the fiscal year which ended June 30, 2000, the Company supplied propane to approximately 112,000 customers in 19 states. The Company experienced significant downsizing during fiscal year 2000 and by June 30, 2000, the Company was servicing 56,000 customers in 8 states from 56 retail service centers. These 56,000 customers accounted for 41 million of the total 74 million gallons sold during fiscal year 2000.

     In March 2000, pursuant to an Offer to Purchase and Consent Solicitation, the Company offered to purchase all $127.2 million of its Old Notes and solicited consents for amendments of the Old Indenture. The offered aggregate consideration for the purchase was $100 million, or $786 per $1,000 principal amount of the Old Notes, without any further accrual of interest. In April 2000, the Company amended and extended its offer until May 5, 2000. In May 2000, the Company amended and extended its offer to May 26, 2000. The amendment included the purchase and retirement, on a pro rata basis, of 60% of all Old Notes outstanding. The offered aggregate consideration for the purchase and consent was $60 million, or $786 per $1,000 principal amount of the Old Notes, without any accrual of interest.


     In order to obtain a portion of the funds necessary to consummate the partial tender offer, from March 2000 through May 26, 2000, the Company sold 53 of its retail service centers located throughout the United States. The Company received approximately $82 million in cash for the service center dispositions. The retail service centers disposed of accounted for approximately 49.1% and 53.7% of the Company's sales volume for the year ended June 30, 2000 and 1999, respectively. At June 30, 1999, the carrying value of the retail centers disposed of was approximately 39% of the Company's total assets.

     On May 30, 2000 the Company successfully completed the partial tender offer to purchase and retire 60% of the Old Notes and received consents from 100% of the holders of the outstanding Old Notes not owned by the Company for the amendments. Under terms of the amendments, the Company was permitted to redeem the remaining principal amount of the Old Notes outstanding at $786 per

$1,000 principal without any accrual of interest, or $40 million, by July 31, 2000 and the maturity date of the Old Notes was accelerated to July 31, 2000. In order to obtain a portion of the funds necessary to pay the $40 million redemption amount, the Company intended to sell additional service centers.

     On July 31, 2000, the Company did not enter into a definitive agreement for the sale of certain of its assets, the proceeds of which were to be used in part to redeem the Old Notes. Therefore, as of such date, the Company is in default with respect to its Old Notes. All Star has also outstanding $9,729,000 principal amount of its Subordinated Indebtedness. As a consequence of the default under the Old Notes and pursuant to the terms of the indenture to which the Subordinated Indebtedness is subject, All Star was prohibited from making the interest payment on July 31, 2000 for interest due on June 30, 2000 (after utilizing the permitted grace period). Accordingly, All Star is also in default under its Subordinated Indebtedness. All Star currently has outstanding an offer to exchange the Subordinated Indebtedness for a new issue of 9% Accuring Subordinated Debentures due 2007.

     On June 30, 2000, the Company offered, to the holders of the Subordinated Indebtedness, to exchange an aggregate principal amount of up to $9,729,000 of its new 9% Accruing Subordinated Debentures due 2007 ("Accruing Subordinated Indebtedness") for a like principal amount of its issued and outstanding Subordinated Indebtedness. The Accruing Subordinated Indebtedness will be unsecured obligations of the Company, maturing on December 31, 2007, and will bear interest accruing semiannually from January 1, 2000 at the rate of 9% per year, payable on maturity. The payment of the principal of, premium, if any, and interest on the Accruing Subordinated Indebtedness will be subordinated in right of payment to the prior payment in full of all existing and future senior indebtedness of the Company.

     By exchanging a bi-annual cash interest payment obligation under the Subordinated Indebtedness for the accruing and compounding interest obligation under the Accruing Subordinated Indebtedness, although beneficial from a cash flow perspective in the short term, the Company will significantly increase its aggregate interest obligations upon maturity of the Accruing Subordinated Indebtedness. Furthermore, if the exchange offer for the Subordinated Indebtedness is not accepted by all of the holders of Subordinated Indebtedness, the Company will be required to continue to pay interest to such non-tendering holders semiannually in addition to being required to pay all accrued interest payable as of June 30, 2000 to such non-tendering holders.

     In the event that the Company fails to make any interest payment otherwise payable pursuant to the Subordinated Indebtedness or the Accruing Subordinated Indebtedness, the trustee and the holders of such indebtedness may choose to pursue any and all remedies contained in the indenture or at law relating to such indebtedness.

                            SELECTED FINANCIAL DATA

     The following table sets forth certain selected historical financial information of the Company for, and as of the end of, each of the periods presented. The selected historical financial information should be read in conjunction with the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000. The selected historical financial information provided below is not necessarily indicative of future results of operations or financial performance for the Company.

                                                                        Year Ended June 30,
                                                                   ------------------------------
                                                                        2000            1999
                                                                   --------------  --------------
                                                                                     (restated)
(Dollars in thousands, except per share
amounts)
OPERATING REVENUE ...............................................    $   80,617      $   83,563
COST OF PRODUCT SOLD ............................................    $   46,425      $   37,971
                                                                     ----------      ----------
GROSS PROFIT ....................................................    $   34,192      $   45,592
                                                                     ----------      ----------
OPERATING COSTS AND EXPENSES
 Provision for doubtful accounts ................................    $      464      $      227
 General and administrative .....................................    $   33,082      $   32,377
 Depreciation and amortization ..................................    $    8,169      $    9,776
 (Gain) loss on sale of assets ..................................    $  (44,940)     $     (547)
                                                                     ----------      ----------
                                                                     $   (3,225)     $   41,833
                                                                     ----------      ----------
OPERATING INCOME ................................................    $   37,417      $    3,759
                                                                     ----------      ----------
OTHER INCOME (EXPENSE)
 Interest expense ...............................................    $  (18,062)     $  (11,965)
 Amortization of debt discount ..................................    $   (2,042)     $   (7,762)
 Gain on SYN/Myers Transaction ..................................            --              --
 Restructuring proposal costs ...................................            --              --
 Write off of carrying value of underground storage facility and closing costs .................................................
                                                                     ----------      ----------
                                                                     $  (20,104)     $  (19,727)
                                                                     ----------      ----------
INCOME (LOSS) BEFORE EQUITY IN NET INCOME OF
 AFFILIATES .....................................................    $   17,313      $  (15,968)
EQUITY IN NET INCOME OF AFFILIATES ..............................            --              --
                                                                     ----------      ----------
INCOME (LOSS) BEFORE INCOME TAXES ...............................    $   17,313      $  (15,968)
PROVISION (CREDIT) FOR INCOME TAXES .............................    $    7,862      $   (5,197)
                                                                     ----------      ----------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM .........................    $    9,421      $  (10,771)
EXTRAORDINARY ITEM ..............................................    $    7,969              --
 Gain on Extinguishment of Debt, net of income taxes of $4,630 ..
                                                                     ----------      ----------
NET INCOME (LOSS) ...............................................    $   17,390      $  (10,771)
                                                                     ==========      ==========
BASIC AND DILUTED INCOME (LOSS) PER COMMON SHARE
 BEFORE EXTRAORDINARY ITEM ......................................    $     5.94      $    (6.79)
BASIC AND DILUTED INCOME PER COMMON SHARE ON
 EXTRAORDINARY ITEM .............................................    $     5.02              --
                                                                     ----------      ----------
BASIC AND DILUTED INCOME (LOSS) PER COMMON SHARE ................    $    10.96      $    (6.79)
                                                                     ==========      ==========

[RESTUBBED TABLE]

                                                                                Year Ended June 30,
                                                                   ----------------------------------------------
                                                                        1998            1997            1996
                                                                   --------------  --------------  --------------
                                                                     (restated)
(Dollars in thousands, except per share
amounts)
OPERATING REVENUE ...............................................    $   90,963      $   94,543      $   82,702
COST OF PRODUCT SOLD ............................................    $   43,839      $   53,075      $   43,318
                                                                     ----------      ----------      ----------
GROSS PROFIT ....................................................    $   47,124      $   41,468      $   39,384
                                                                     ----------      ----------      ----------
OPERATING COSTS AND EXPENSES
 Provision for doubtful accounts ................................    $      342      $      483      $      889
 General and administrative .....................................    $   33,338      $   27,638      $   27,493
 Depreciation and amortization ..................................    $    9,723      $    6,867      $    6,770
 (Gain) loss on sale of assets ..................................    $     (340)     $      732      $     (395)
                                                                     ----------      ----------      ----------
                                                                     $   43,063      $   35,720      $   34,757
                                                                     ----------      ----------      ----------
OPERATING INCOME ................................................    $    4,061      $    5,748      $    4,627
                                                                     ----------      ----------      ----------
OTHER INCOME (EXPENSE)
 Interest expense ...............................................    $  (11,577)     $  (10,605)     $  (10,657)
 Amortization of debt discount ..................................    $   (6,796)     $   (6,140)     $   (5,476)
 Gain on SYN/Myers Transaction ..................................            --      $   16,922              --
 Restructuring proposal costs ...................................    $     (910)     $   (1,903)             --
 Write off of carrying value of underground storage facility and
  closing costs .................................................                                    $     (200)
                                                                     ----------      ----------      ----------
                                                                     $  (19,283)     $   (1,726)     $  (16,333)
                                                                     ----------      ----------      ----------
INCOME (LOSS) BEFORE EQUITY IN NET INCOME OF
 AFFILIATES .....................................................    $  (15,222)     $    4,022      $  (11,706)
EQUITY IN NET INCOME OF AFFILIATES ..............................            --              --      $       59
                                                                     ----------      ----------      ----------
INCOME (LOSS) BEFORE INCOME TAXES ...............................    $  (15,222)     $    4,022      $  (11,647)
PROVISION (CREDIT) FOR INCOME TAXES .............................    $   (4,130)     $    1,800      $   (3,750)
                                                                     ----------      ----------      ----------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM .........................    $  (11,092)     $    2,222      $   (7,897)
EXTRAORDINARY ITEM ..............................................            --              --              --
 Gain on Extinguishment of Debt, net of income taxes of $4,630 ..
                                                                     ----------      ----------      ----------
NET INCOME (LOSS) ...............................................    $  (11,092)     $    2,222      $   (7,897)
                                                                     ==========      ==========      ==========
BASIC AND DILUTED INCOME (LOSS) PER COMMON SHARE
 BEFORE EXTRAORDINARY ITEM ......................................    $    (6.99)     $     1.41      $    (5.00)
BASIC AND DILUTED INCOME PER COMMON SHARE ON
 EXTRAORDINARY ITEM .............................................            --              --              --
                                                                     ----------      ----------      ----------
BASIC AND DILUTED INCOME (LOSS) PER COMMON SHARE ................    $    (6.99)     $     1.41      $    (5.00)
                                                                     ==========      ==========      ==========

                                CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of June 30, 2000. This table should be read in conjunction with the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000. Since June 30, 2000, there has been no material change in the consolidated capitalization of the Company.

                                                             As of June 30, 2000
                                                               (in thousands)
                                                            --------------------
       Short-term debt ..................................        $  57,897
                                                                 =========
       Long-term debt ...................................        $   3,177
                                                                 =========
       Shareholders' equity (deficit):
          Common stock ..................................        $      14
          Common stock purchase warrants ................            1,227
          Additional paid-in capital ....................           28,574
          Retained Earnings .............................           12,180
          Treasury stock, at cost .......................          (87,914)
                                                                 ---------
          Total shareholders' equity (deficit) ..........        $ (45,919)
                                                                 =========
       Total short-term debt and capitalization .........        $ (11,978)
                                                                 =========

                              THE EXCHANGE OFFER

Purpose of the Exchange Offer

     The Company has suffered recurring losses from operations and has net working capital and stockholders' equity deficiencies. On May 31, 2000, pursuant to an Offer to Purchase and Consent Solicitation described herein under "The Company," the Company purchased and retired a portion of the Old Notes at a discounted price of $786 per $1,000 principal amount. The purchase price of this portion of Old Notes was funded from proceeds of the sale of approximately 39% of the Company's total assets. On July 31, 2000 the entire outstanding principal amount of $50,880,000 of the Old Notes became due. All Star did not have the available funds or other sources of financing to enable it to pay such amount on July 31, 2000 and is in default with respect to the outstanding principal amount of the Old Notes and accrued and unpaid interest from January 1, 2000.

     The purpose of the Exchange Offer is to increase the Company's short term flexibility by relieving it of its immediate requirement to pay the outstanding principal amount of the Old Notes and by reducing the Company's annual cash interest payment requirements. The Company believes that the terms of the New Notes will be more beneficial to it over the short term.

Terms of the Exchange Offer and Consent Solicitation

     Upon the terms and subject to the conditions set forth in this Offering Circular and the accompanying Letter of Transmittal, the Company is making the Exchange Offer, pursuant to which it is offering to exchange $1,000 principal amount of the Company's New Notes for each $1,000 principal amount of the Company's Old Notes. The Company's obligation to accept for exchange Old Notes validly tendered pursuant to the Exchange Offer is subject to certain conditions, including, without limitation, satisfaction of (i) the Minimum Tender Condition and (ii) the General Conditions (as defined below).

Concerning the Trustee

     The State Street Bank and Trust Company is the Trustee under the Old Indenture, will be the Trustee under the New Indenture and has been engaged by the Company to serve as the Exchange Agent.

Interest Payable

     The New Notes will bear interest at the rate of 11% per annum beginning August 1, 2000 and payable semiannually as of each June 30 and December 30. Accordingly, Holders exchanging Old Notes for New Notes will not receive a cash interest payment for the interest accrued through July 31, 2000 in respect of the Old Notes exchanged.

Expiration Date; Extensions; Termination; Amendments

     The Exchange Offer will expire at 5:00 p.m. New York City time, on the Expiration Date, unless extended by the Company as provided herein. In the event that the Exchange Offer is extended, the term "Expiration Date" with respect to such extended Exchange Offer shall mean the time and date on which the Exchange Offer, as so extended, shall expire.

     The Company expressly reserves the right, in its sole discretion, subject to applicable law, to (i) extend or terminate the Exchange Offer and not accept for exchange any tendered Old Notes if any of the conditions specified in "--Conditions to the Exchange Offer" are not satisfied or waived, (ii) waive any condition to the Exchange Offer and accept Old Notes tendered pursuant to the Exchange Offer, (iii) extend the Exchange Offer and retain all the Old Notes tendered pursuant to the Exchange Offer until the expiration of the Exchange offer, subject, however, to the withdrawal of rights of Holders as provided in "--Withdrawal Rights", (iv) amend the terms of the Exchange Offer and (v) modify the form of the consideration to be paid pursuant to the Exchange Offer.

     Any extension, termination or amendment will be followed as promptly as practicable by a public announcement and notification to the Exchange Agent. In the case of any extension, a public announcement will be issued prior to 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date of the Exchange Offer. Without limiting the manner in which the Company may choose to make any public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by filing with the Commisson a release or otherwise as required by law. In the event of any extension of the Exchange Offer, all Old Notes tendered pursuant to the Exchange Offer and not subsequently withdrawn, will remain subject to, and Holders will continue to have withdrawal rights until the expiration of, the Exchange Offer.

Effect of Tender

     A tendering Holder of Old Notes that are exchanged in the Exchange Offer will not be obligated to pay transfer taxes or any fees or commissions with respect to the acquisition of their Old Notes by the Company pursuant to the Exchange Offer. See "--Transfer Taxes." However, if the beneficial owner tenders through a Custodian, such beneficial owner may be required to pay fees or commissions to such institution.

Acceptance of Old Notes Tendered for Exchange; Delivery of Old Notes

     Upon the terms and subject to the conditions of the Exchange Offer, the Company will exchange Old Notes by accepting such Old Notes for exchange and in consideration will issue a like principal amount of New Notes. New Notes will be delivered on the Exchange Date. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving Old Notes and delivering New Notes to such Holders. In all cases, Old Notes will be accepted for exchange pursuant to the Exchange Offer only after timely receipt by the Exchange Agent of certificates representing Old Notes (or confirmation of a book-entry transfer), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof or satisfaction of DTC's ATOP procedures) and any other documents required thereby.

     Except as set forth in the next paragraph, the New Notes will be evidenced initially by one or more global notes (the "Global Note") which will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as DTC's nominee. Except as set forth below, record ownership of the Global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     New Notes held by holders who elect to take physical delivery of their certificates instead of holding their interests through the Global Note (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Holders") will be issued in registered certificated form ("Certificated Notes"). Upon transfer, such Certificated Note will, unless the transferee requests otherwise or the Global Note has previously been exchanged in whole for Certificated Notes as described below, be exchanged for an interest in the Global Note.

     Owners of beneficial interests in the Global Note may hold their interest in the Global Note directly through DTC if such person is a participant in DTC or indirectly through organizations that are participants in DTC (the "Participants"). Persons who are not Participants may beneficially own interests in the Global Note held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede & Co., as the nominee of DTC, is the registered owner of the Global Note, Cede & Co. for all purposes will be considered the sole holder of the Global Note. Owners of beneficial interests in the Global Note will be entitled to have certificates registered in their names and to receive physical delivery of Certificated Notes.

     The Company has been informed by DTC that, with respect to any payment of principal of, or premium or interest on the Global Note, DTC's practice is to credit Participants' accounts on the applicable payment date, with payments in amounts proportionate to their respective beneficial interests in the new notes represented by the Global Note as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in the new notes represented by the Global Note held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

     Transfers between Participants will be effected in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Global Note to such persons may be limited. Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks and other parties, the ability of a person having a beneficial interest in the New Notes represented by the Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Neither the Company nor the Exchange Agent will have responsibility for the performance of DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a Holder of New Notes (including, without limitation, the presentation of New Notes for exchange as described below) only at the direction of one or more Participants to whose account with DTC interests in the Global Note are credited, and only in respect of the New Notes represented by the Global Note as to which such Participant or Participants has or have given such direction.

     DTC has also advised the Company that DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause Certificated Notes to be issued in exchange for the Global Notes.

Certificated Notes

     Investors in the New Notes may request that Certificated Notes be issued in exchange for New Notes represented by the Global Note.

     The Company will be deemed to have accepted for exchange tendered Old Notes as, if and when the Company gives oral or written notice to the Exchange Agent of the Company's acceptance of such Old Notes for exchange. Old Notes accepted for exchange by the Company will be canceled.

     The entire principal amount that is represented by Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated in the Letter of Transmittal. The Company will not accept partial tenders of Old Notes. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, such Old Notes will be returned, at the Company's expense, to the tendering holder thereof, as promptly as practicable following the expiration or termination of the Exchange Offer.

Procedures for Tendering Old Notes

     Tender of Old Notes Held in Physical Form. To tender Old Notes held in physical form, a Holder must (i) complete (including the required information regarding delivery of New Notes through DTC) and sign the Letter of Transmittal in accordance with the instructions set forth therein and (ii) deliver the properly completed and executed Letter of Transmittal, together with any other documents required by the Letter of Transmittal, and the Old Notes in physical form to the Exchange Agent at the address set forth hereof prior to the Expiration Date.

Tender of Old Notes Held Through a Custodian

     To tender Old Notes held by a Custodian, the beneficial owner of the Old Notes must contact the Custodian and direct the Custodian to tender such Old Notes in accordance with the procedures set forth herein and in the Letter of Transmittal.

     The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for ATOP. Accordingly, DTC participants may electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer Old Notes to the Exchange Agent in accordance with DTC's ATOP procedures for such a transfer. DTC will then send an Agent's Message to the Exchange Agent.

     The term "Agent's Message" means a message transmitted by DTC received by the Exchange Agent and forming part of a Book-Entry Confirmation (as defined herein), which states that DTC has received an express acknowledgment from the DTC participant tendering Old Notes which are the subject of such Book-Entry Confirmation, that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such DTC participant. In the case of an Agent's Message relating to a guaranteed delivery, the term means a message transmitted by DTC and received by the Exchange Agent, which states that DTC has received an express acknowledgment from the DTC participant tendering Old Notes that such DTC participant has received and agrees to be bound by the Notice of Guaranteed Delivery (as described below). Holders desiring to tender Old Notes on the Expiration Date should note that such Holders must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on that date.

     If the Custodian holds such Old Notes in physical form, the custodian must follow the procedure set forth above under "Procedures for Tendering Old Notes -- Tender of Old Notes Held in Physical Form."

     If the Custodian holds such Old Notes in book-entry form through DTC (the "Book-Entry Transfer Facility"), to tender such Old Notes the Custodian must effect a book-entry transfer (a "Book-Entry Confirmation") of all Old Notes to be tendered to the Exchange Agent's account at such Book-Entry Transfer Facility prior to the Expiration Date.

Book-Entry Delivery Procedures

     The Exchange Agent will establish promptly an account with respect to the Old Notes at the Book- Entry Transfer Facility for the purposes of the Exchange Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility may make a book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer Old Notes to the Exchange Agent's account. Delivery of a Letter of Transmittal to a Book-Entry Transfer Facility will not constitute valid delivery to the Exchange Agent.

Signature Guarantees

     Signatures on all Letters of Transmittal, if necessary, must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a "Medallion Signature Guarantor"), unless the Notes tendered thereby are tendered (i) by a registered Holder of Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) who has not completed the box entitled "Special Issuance/Delivery Instructions" on the Letter of Transmittal or (ii) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. ("NASD") or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If the Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if Notes not accepted for payment or not tendered are to be returned to a person other than the registered Holder, then the signatures on the Letters of Transmittal accompanying the tendered Notes must be guaranteed by a Medallion Signature Guarantor as described above. See Instructions 1 and 5 of the Letter of Transmittal.

Letters of Transmittal and Old Notes must be sent only to the Exchange Agent. Do not send Letters of Transmittal or Old Notes to the Company.

     Any Holder whose Old Notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the State Street Bank and Trust Company, as trustee for the Old Notes. Holders may contact the Trustee for assistance with such matters.

     In order for a tendering Holder to be assured of participating in the Exchange Offer, such Holder must tender Old Notes in accordance with the procedures set forth herein and in the Letter of Transmittal prior to the Expiration Date. The method of delivery of Old Notes and all other required documents is at the option and risk of the Holder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended and enough time should be allowed to ensure timely delivery.

Guaranteed Delivery Procedures

     If a Holder of Old Notes wishes to tender such Old Notes and time will not permit such Holder of the Old Notes or other required documents to reach the Exchange Agent prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution (as such term is defined in the Letter of Transmittal), (ii) on or prior to 5:00 p.m., New York City time, on the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company (by mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal with any required signature guarantees and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal with any required signature guarantees, and any other documents required by the Letter of Transmittal are deposited by the Eligible Institution within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Proper Execution and Delivery of Letter of Transmittal

     In general, all signatures on a Letter of Transmittal or a notice of withdrawal must be guaranteed by an Eligible Institution; however, such signatures need not be guaranteed if (a) the Letter of Transmittal is signed by the Holder of the Old Notes tendered thereby or by a participant in a Book-Entry Transfer Facility whose name appears on a security position listing as the Holder of the Old Notes tendered thereby and such Holder has not completed the portion entitled "Special Delivery Instructions" on the Letter of Transmittal, or (b) such Old Notes tendered are for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by the Holder of the Old Notes tendered thereby or a participant in a Book-Entry Transfer Facility whose name appears on a security position listing with respect to the Old Notes tendered thereby, the signature must correspond with the name as written on the face of the Old Notes or on the security position listing, respectively, without any change whatsoever. If any of the Old Notes tendered thereby are held by two or more holders, all such Holders must sign the Letter of Transmittal. If any of the Old Notes tendered thereby are registered in different names on different Old Notes, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

     If the Letter of Transmittal is signed by a person other than the Holder of the Old Notes tendered thereby or a participant in a Book-Entry Transfer Facility whose name appears on a security position listing with respect to the Old Notes tendered thereby, the Old Notes must be endorsed or accompanied by appropriate instruments of transfer, in either case, signed exactly as the name of the Holder appears on the face of the Old Notes or on the security position listing with respect thereto. If the Letter of Transmittal or any Old Notes proxy or instrument of transfer is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Exchange Agent of the authority of such person so to act must be submitted.

     No alternative, conditional, irregular or contingent tenders will be accepted. By executing the Letter of Transmittal, the Holder of Old Notes waives any right to receive any notice of the acceptance for exchange of such Holder's Old Notes, except as otherwise provided herein.


     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Old Notes will be determined by the Company, whose determination shall be conclusive and binding. The Company reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of which may be, in the opinion of counsel for the Company, unlawful. The Company also reserves the absolute right to waive any condition of the Exchange Offer as set forth under "--Conditions to the Exchange Offer" and any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) shall be conclusive and binding.


     Unless waived, any irregularities in connection with tenders must be cured within such time as the Company may determine. The Company and the Exchange Agent shall not be under any duty to give notification of defects in such tenders and shall not incur liability for any failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the Holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.


Conditions to the Exchange Offer


     Notwithstanding any other provisions of the Exchange Offer or any extension of the Exchange Offer, the Company will not be required to issue New Notes and may terminate the Exchange Offer by oral or written notice to the Exchange Agent or, at its option, modify or otherwise amend the Exchange Offer with respect to such Old Notes if any of the following conditions has not been satisfied, on or prior to the Expiration Date:


       (a) there shall not have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to the Exchange Offer or the exchange of Old Notes pursuant to the Exchange Offer (the "Exchange"), by or before any court or governmental regulatory or administrative agency or authority or tribunal, domestic or foreign, which
    (i) challenges the making of the Exchange Offer or the Exchange, or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of the Exchange Offer or the Exchange, or might otherwise adversely affect in any material manner the Exchange Offer or the Exchange or (ii) in the sole judgment of the Company, could materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of the Company and its subsidiaries, taken as a whole, or materially impair the contemplated benefits of the Exchange Offer or the Exchange to the Company or might be material to Holders of Old Notes in deciding whether to accept such Exchange Offer;

       (b) there shall not have occurred or be likely to occur any event affecting the business or financial affairs of the Company that, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer or the Exchange or that will, or is reasonably likely to, materially impair the contemplated benefits of the Exchange Offer or the Exchange to the Company or might be material to Holders of Old Notes in deciding whether to accept such Exchange Offer;

       (c) there shall not have occurred (i) a material impairment in the general trading market for debt securities, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory), (iii) a commencement or escalation of a war, armed hostilities or other national or international crisis directly or indirectly relating to the United States, (iv) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (v) any material adverse change in United States securities or financial markets generally, or in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof or (vi) any general suspension of or limitation on trading in securities on the NYSE or on the over-the-counter market (whether or not mandatory);

       (d) the Trustee shall not have objected in any respect to, or taken any action that could in the sole judgment of the Company adversely affect the consummation of, the Exchange Offer or the Exchange nor shall the Trustee have taken any action that challenges the validity or effectiveness of the procedures used by the Company or in making the Exchange Offer or the Exchange; and

       (e) there shall not have occurred the satisfaction of the Minimum Tender Condition.

     If any of the foregoing conditions are not satisfied, the Company may (i) terminate the Exchange Offer and return such Old Notes to the Holders who tendered them, (ii) extend the Exchange Offer and retain all tendered Old Notes until the expiration of the Exchange Offer, as extended, subject, however, to the withdrawal rights of Holders: see "--Withdrawal Rights" and "--Expiration Date; Extensions; Termination; Amendment", or (iii) waive any of the conditions with respect to such Exchange Offer and accept all Old Notes tendered therein.

     The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part in its sole discretion. Any determination made by the Company concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

Withdrawal Rights

     Tendered Old Notes may be withdrawn by the Holder prior to the Expiration Date.

     A Holder of Old Notes who tendered Old Notes in physical form may withdraw the Old Notes tendered by providing a written notice of withdrawal (or facsimile thereof) to the Exchange Agent, at its address set forth herein, prior to the Expiration Date, which notice must contain: (i) the name of the person who tendered the Old Notes; (ii) a description of the Old Notes to be withdrawn; (iii) the certificate number or numbers shown on the particular certificate or certificates evidencing such Old Notes; (iv) the aggregate principal amount represented by such Old Notes; (v) the signature of the Holder of such Old Notes executed in the same manner as the original signature on the Letter of Transmittal (including a signature guarantee, if such original signature was guaranteed); and (vi) if such Old Notes are owned by a new beneficial owner, evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Notes.

     If a beneficial owner of Old Notes who tendered through a Custodian wishes to withdraw the Old Notes tendered, the beneficial owner must contact the Custodian and direct the Custodian to withdraw the Old Notes in accordance with the following procedures. In order to withdraw such Old Notes, the Custodian must provide a written notice of withdrawal (or facsimile thereof) to the Exchange Agent, at its address set forth herein, prior to the Expiration Date, which notice must contain: (i) the name of the person who tendered the Old Notes; (ii) a description of the Old Notes to be withdrawn; (iii) the certificate number or numbers shown on the particular certificate or certificates evidencing such Old Notes (if Old Notes were tendered in physical form); (iv) the aggregate principal amount represented by such Old Notes; and
(v) if such Old Notes are owned by a new beneficial owner, evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Notes. If the Old Notes were tendered by book entry transfer, the Custodian also must debit the Exchange Agent's account at the Book-Entry Transfer Facility through which the tender was made of all Old Notes to be withdrawn.

     A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made. Tenders may not be withdrawn after the Expiration Date.

     Holders who have tendered in the Exchange Offer will continue to have withdrawal rights following any extension of the Expiration Date. Any permitted withdrawals of tenders of Old Notes may not be rescinded, and any Old Notes so withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer and the Holder thereof will be deemed to have rejected the Exchange Offer. However, withdrawn Old Notes may be re-tendered prior to the Expiration Date by following the procedures for tendering described above.

     All questions as to the validity (including time of receipt) of notices of withdrawal will be determined by the Company, whose determination will be conclusive and binding. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Transfer Taxes

     The Company will pay all transfer taxes, if any, applicable to the transfer and sale of Old Notes pursuant to the Exchange Offer. If, however, substitute Old Notes for amounts not tendered or not exchanged are to be delivered to, or are to be registered in the name of any person other than the Holder of Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the transfer or sale of Old Notes to the Company pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the Holder or any other persons) shall be payable by the Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the appropriate Letter of Transmittal, the amount of such transfer taxes will be billed directly to such Holder and/or withheld from any payments due with respect to the Old Notes tendered by such Holder.

Exchange Agent

     The State Street Bank and Trust Company, which is serving as the Old Trustee and will serve as the New Trustee, has been appointed Exchange Agent for the Exchange Offer. The Company will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. Letters of Transmittal and all correspondence in connection with the Exchange Offer must be sent or delivered to the Exchange Agent at its address set forth herein.

     Any questions concerning the tender procedures or requests for assistance or additional copies of this Offering Circular or the Letters of Transmittal may be directed to the Exchange Agent. Holders of Old Notes may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

                           DESCRIPTION OF NEW NOTES

     The following summaries of certain provisions of the New Notes and the New Indenture do not purport to be complete and are subject, and are qualified in their entirety by reference, to all the provisions of the New Notes and the New Indenture, including the definitions therein of certain terms.

General

     The New Notes will be secured obligations of the Company, will mature on June 30, 2003, and will bear interest on an aggregate principal amount not to exceed $50,880,000 at the rate of eleven percent per year payable semiannually beginning August 1, 2000. Principal, interest and any premium will be payable at the office of the Trustee in the City of New York, State of New York, and the New Notes may be presented for registration of transfer or exchange at such office as provided in the New Indenture. The New Notes will be issued only in fully registered form in denominations of $1,000 and integral multiples thereof. The New Notes will not be convertible.


Seniority of New Notes

     The payment of the principal of, premium, if any, and interest on the New Notes is senior in right of payment, to the extent set forth in the New Indenture, to the prior payment in full of all existing and future Subordinated Indebtedness of the Company, as that term is defined in the New Indenture. Upon any distribution of the assets of the Company or upon any dissolution, winding up, liquidation, or reorganization of the Company, the holders of the New Notes will be entitled to receive payment in full before holders of the Subordinated Indebtedness are entitled to receive any payment.

     "Subordinated Indebtedness" will be defined in the New Indenture as any indebtedness of the Company which is contractually subordinated or junior in right of payment to the New Notes or any other indebtedness of the Company.


Optional Redemption

     The New Notes will be redeemable, at the Company's option, in whole or in part, on not less than 30 days' nor more than 60 days' prior notice given by first-class mail as provided in the New Indenture, on any date prior to maturity plus accrued interest thereon to the redemption date at the following redemption prices (expressed as percentages of the principal amount of the New Notes being redeemed):



                       on or prior to        percentage
                       --------------        ----------
                       February 28, 2001       83.97%
                       June 30, 2001           87.18%
                       December 31, 2001       90.38%
                       June 30, 2002           93.59%
                       December 31, 2002       96.70%
                       June 30, 2003          100.00%

Modification of New Indenture

     Without the consent of the holders of the New Notes, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the New Indenture, the Security Documents or the New Notes: (a) to cure any ambiguity, omission, defect or inconsistency; (b) to comply with Article IV of the New Indenture relating to a Consolidation, Merger or Sale of the Company; (c) to provide for uncertificated New Notes in addition to the certificated New Notes;
(d) to add additional guarantees with respect to the New Notes or to secure the New Notes; (e) to add to the covenants of the Company for the benefit of the holders of the New Notes or to surrender any right or power herein conferred upon the Company; (f) to comply with the requirements of the Commission in connection with qualifications of the New Indenture under the Trust Indenture Act of 1939, as amended; (g) to make any change that does


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not adversely affect the rights of any holder of the New Notes; (h) to provide for certain amendments to the Security Documents expressly called for therein and to add Collateral thereto, as defined therein; (i) to increase the aggregate principal amount at maturity of New Notes that may be issued by the Company pursuant to the New Indenture.

Default and Certain Rights on Default

     An "Event of Default" will be defined in the New Indenture as a default in payment of principal at maturity, upon redemption, by declaration or otherwise; a default for 30 days in payment of any interest that is due and payable; a default for 30 days after notice in performance in any material respect of any other covenant in the New Indenture or New Notes; or certain other events and events of bankruptcy, insolvency, receivership or reorganization.

     The Indenture will provide that, if an Event of Default shall have happened and be continuing, either the Trustee or the holders of 25 percent in principal amount of the New Notes then outstanding may declare the principal of all the New Notes to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal, interest or premium, if any, on the New Notes and except a default in respect of a covenant or provisions of the New Indenture which may not be amended without the consent of the holder of each then outstanding New Notes affected) may be waived by the holders of a majority in principal amount of the New Notes then outstanding.

     The New Indenture will require the Company to file annually with the Trustee a statement as to the Company's compliance with the terms of the New Indenture, including a statement whether the Company has fulfilled all its obligations under the New Indenture, and whether there has been a default. The Company must also, upon becoming aware of any default, deliver to the Trustee a certificate specifying any such default. The New Indenture will provide that the Trustee shall, within 90 days after the occurrence of a default, give to the holders of the New Notes notice of all uncured defaults known to it; provided, however, that, in the case of default in the payment of principal, or interest on any of the New Notes, the Trustee shall be protected in withholding such notice if the Trustee in good faith determines that the withholding of such notice is in the interest of the holders of the New Notes. The term "default" for the purpose of this provision only shall mean the happening of any of the Events of Default specified above, excluding any grace periods.

     The New Indenture will contain a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the Company.

Consolidation, Merger and Sale of Property

     The Company may, without the consent of any Holders of outstanding New Notes, consolidate or merge with or into, or sell or convey its property to, any person, provided that (i) the person formed by such consolidation or into which the Company is merged, or the Person, which acquires the property of the Company assumes the Company's obligations on the New Notes and under the New Indenture, (ii) after giving effect to the transaction, no Event of Default, and no event related to such transaction which would become an Event of Default, shall have happened and be continuing and (iii) certain other conditions are met.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of certain federal income tax consequences to Holders of the exchange of Old Notes for New Notes and of the ownership of New Notes acquired pursuant to the Exchange Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This summary does not discuss all the federal income


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

tax consequences that may be relevant to a Holder in light of the Holder's particular circumstances. In particular, this summary does not address any special rules that may be applicable to insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities or currencies, pass-through entities, foreign corporations, persons who are not citizens or residents of the United States, or persons whose functional currency is other than the United States dollar. In addition, this summary does not address any state or local tax considerations that may be relevant to a Holder's decision to exchange Old Notes for New Notes pursuant to the Exchange Offer.

     THE FOLLOWING IS NOT TAX ADVICE TO ANY HOLDER OF OLD NOTES. ALL HOLDERS OF OLD NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND OF THE OWNERSHIP AND DISPOSITION OF NEW NOTES RECEIVED IN THE EXCHANGE OFFER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

     For federal income tax purposes, the receipt of a New Note in exchange for an Old Note will be a taxable disposition of the Old Note, and the Holder of the Old Note will be required to determine and recognize the gain or loss, if any, on the exchange. Gain will be recognized by the Holder to the extent the amount realized from the receipt of the New Note exceeds the Holder's adjusted basis in the Old Note. Loss will be recognized by the Holder to the extent the Holder's adjusted basis in the Old Note exceeds the amount realized from the receipt of the New Note. The amount realized from the receipt of the New Note will equal the issue price of the New Note. As described below, the issue price of each $1,000 face amount New Note should be equal to $839.70.

     The Company will have the option to redeem each $1,000 face amount New Note for $839.70 plus accrued and unpaid interest at any time on or before February 28, 2001, and will have additional redemption options at increasing redemption prices at various times until the final maturity date of the New Notes. Since exercise of the redemption option at the $839.70 redemption price would minimize the economic yield to maturity of the New Notes, for federal income tax purposes each $1,000 face amount New Note initially will be treated as having a stated redemption price at maturity equal to the $839.70 optional redemption price. The New Notes will bear stated interest at a rate of 11% per annum, payable twice yearly. The stated interest rate is in excess of the applicable Federal rate determined under the Internal Revenue Code. Therefore, the issue price of each New Note will be equal to the $839.70 stated redemption price at maturity.

     If the Company does not exercise its option to redeem the New Notes on or before February 28, 2001 at the $839.70 redemption price described above, then for federal income purposes the New Notes will be treated as retired and reissued on the expiration of the first redemption period. The increases in the redemption price for each subsequent redemption date are such that the yield to maturity on the New Notes will continue to increase between each redemption date. Therefore, a Holder of a New Note will be treated as having disposed of the New Note on each redemption date for an amount realized equal to the redemption price on the immediately following redemption date, and will recognize gain or loss accordingly. In addition, each Holder of a New Note will be required to include in taxable income the stated interest on the New Note in accordance with the Holder's method of accounting.


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
                             PLAN OF DISTRIBUTION

     The Company will exchange New Notes for Old Notes. Accordingly, the Company will not receive any proceeds from the exchange of New Notes for Old Notes.

     Based on an interpretation by the staff of the Division of Corporation Finance of the Commission, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any Holder thereof without compliance with the registration requirements of the Securities Act.

     The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer and, to the best of the Company's information and belief, each person participating in the Exchange Offer is acquiring the New Notes in the ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Notes.

     The Company has agreed to pay all expenses incident to the Exchange Offer (other than commissions or concessions of any brokers or dealers).

                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements as of June 30, 2000 and 1999 and for each of the three years in the period ended June 30, 2000, incorporated by reference in this Offering Circular from the Company's Annual Report on Form 10-K for the year ended June 30, 2000 have been audited by Baird, Kurtz & Dobson, independent accountants, as stated in their report incorporated by reference herein.


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